Exhibit 16.1
March 18, 2026
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 18, 2026 of Rayonier Inc. and Rayonier, L.P. and are in agreement with the statements contained in the 2nd and 3rd paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP